                                                                EXHIBIT 12.4
                        WTD INDUSTRIES, INC. AND SUBSIDIARIES

                  COMPUTATION OF REGISTRANT'S AVERAGE STOCKHOLDERS'
                       EQUITY (DEFICIT) TO AVERAGE TOTAL ASSETS
                            (In Thousands, Except Ratios)

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



                                                                YEAR ENDED APRIL 30,
                                             -----------------------------------------------------------
                                                 1996        1995       1994         1993         1992
                                              ----------  ----------  ----------  ----------   ----------

AVERAGE STOCKHOLDERS' EQUITY
  (DEFICIT)
 Beginning of period                          $   20,076  $   18,512  $   13,684  $  (43,553)  $  (46,545)
 End of period                                    11,686      20,076      18,512      13,684      (43,553)

   Average                                    $   15,881  $   19,294  $   16,098  $  (14,935)  $  (45,049)
                                              ----------  ----------  ----------  ----------   ----------
                                              ----------  ----------  ----------  ----------   ----------




AVERAGE TOTAL ASSETS
 Beginning of period                          $   88,944  $   97,100  $  100,039  $  113,561   $  106,038
 End of period                                    77,396      88,944      97,100     100,039      113,561

   Average                                    $   83,170  $   93,022  $   98,570  $  106,800   $  109,800
                                              ----------  ----------  ----------  ----------   ----------



RATIO OF AVERAGE STOCKHOLDERS'
 EQUITY (DEFICIT) TO AVERAGE
 TOTAL ASSETS                                      19.1 %     20.7 %      16.3 %         NM           NM


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 NM - Not meaningful



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